Exhibit 10.44

BONUS AGREEMENT

155 East Tropicana LLC, dba Hooters Casino Hotel and Deborah J. Pierce, CFO hereby agree to a one time bonus in connection with the Purchase Agreement between Hedwigs Las Vegas Top Tier, LLC (“Hedwigs”) and 155 East Tropicana, LLC.  This agreement does not modify, amend or supersede the Change of Control Agreement dated March 23, 2007 or the employment agreement dated January 2005 between the same parties.

In recognition of the additional work involved with assisting with the due diligence, negotiation of the casino lease agreement, and other duties connected with the Purchase Agreement, the Company agrees to award Deborah J. Pierce a bonus of $40,000 at the time that the land, building, and non-gaming assets of the Company are transferred to Hedwigs or its affiliates.  If the Purchase Agreement is cancelled and the aforementioned transaction is not consummated, Deborah Pierce will be awarded a reduced bonus of $20,000 in compensation for her efforts.

The Company may terminate this agreement and all of its obligations hereunder upon occurrence of any of the following events: Deborah Pierce’s (a) material breach of this Agreement; (b) failure or inability to perform her duties within expectations oh the company; (c) conviction of a felony or any other crime involving moral turpitude or dishonesty which, in the good opinion of the Company, would impair her ability to perform her duties or the business reputation of the Company; her failure or refusal to comply with the policies, standards or regulations of the Company; her unauthorized disclosure of trade secrets and/or other confidential business information  of the Company; (f) breach of her duty of loyalty; (g) act of fraud, misrepresentation, theft or embezzlement or misappropriation of assets of the Company; or (h) failure to secure and/or maintain her required licenses by governmental agencies with jurisdiction over the business of the Company.

Deborah J. Pierce		155 East Tropicana LLC

By:	/s/ Deborah J. Pierce	By:	/s/ Michael J. Hessling

Dated: November 19, 2007		Title: President
Dated: November 19, 2007